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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                         Commission File Number 1-12080

                           NOTIFICATION OF LATE FILING

(Check One): [ ]Form 10-K [ ]Form 20-F [X]Form 11-K [ ]Form 10-Q
                       [ ]Form N-SAR [ ]Form N-CSR

                       For Period Ended: December 31, 2003



[ ]   Transition Report on Form 10-K       [ ] Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F       [ ] Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K


                        For the Transition Period Ended:

      Nothing in this report shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________________


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant Post Properties, Inc. 401 (k) Plan
                       ---------------------------------------------------------
Former name if applicable
                         -------------------------------------------------------
Address of principal executive office (Street and number) 4401 Northside
                                                          ----------------------
Parkway, Suite 800
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City, state and zip code Atlanta, GA 30327
                         -------------------------------------------------------

                                     PART II
                             RULE 12B-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described below in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report portion thereof could not be filed within the prescribed time period.

     Additional time is required in order for the Post Properties, Inc. 401(k) Plan (the "Plan") to file its Form 11-K for the year ended December 31, 2003 (the "Form 11-K"). The filing of the Plan's Form 11-K has been delayed because the Registrant is continuing to assemble the required information to be contained in the Form 11-K.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

            Linda J. Ricklef
            Vice President of Human Resources
            for Post Properties, Inc., the Plan
            Administrator                          (404) 846-5000
            -----------------------------------    -----------------------------
            (Name)                                 (Area Code)(Telephone Number)


         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s).

                                [ ]Yes  [X]No

          A Form 11-K for the Plan for the year ended December 31, 2002

         (3) Is it anticipated that any significant change in the results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [ ]Yes  [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                        Post Properties, Inc. 401(k) Plan
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 25, 2004          By: Post Properties, Inc., the Plan Administrator

                                 /s/ Linda J. Ricklef
                                 ----------------------------------------------
                                 Linda J. Ricklef
                                 Vice President of Human Resources
                                 Post Properties, Inc



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